Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated April 30, 2024, April 30, 2024 and April 22, 2024, respectively, with respect to the consolidated financial statements of Tumbleweed-Q Royalty Partners, LLC, MC Tumbleweed Royalty, LLC and Tumbleweed Royalty IV, LLC included in Exhibit 99.2, 99.3 and 99.4, respectively, of this Current Report of Viper Energy, Inc. on Form 8-K. We consent to the incorporation by reference of said reports in the Registration Statements of Viper Energy, Inc. on Forms S-3 ASR (File Nos. 333-275471 and 333-277668) and Form S-8, as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 (File No. 333-196971).

/s/ GRANT THORNTON LLP

Dallas, Texas
September 11, 2024